Exhibit 99.1

NEWS RELEASE

IR Contacts:
Julia Harper
Chief Financial Officer
1-503-615-1250
julia.harper@radisys.com

Brian Bronson
Chief Accounting Officer and Treasurer
RadiSys Corporation
1-503-615-1281
brian.bronson@radisys.com

RADISYS ANNOUNCES Q1 RESULTS
REVENUES UP 10% SEQUENTIALLY, 26% YEAR OVER YEAR

     HILLSBORO, OR — April 22, 2004 — RadiSys Corporation (Nasdaq: RSYS), a leading global provider of advanced embedded systems, reported revenues of $61.1 million for the quarter ended March 31, 2004, a 26% increase from the same period last year, and up 10% from the prior quarter. Net income for the quarter was $2.8 million, or $.15 per diluted share, versus a net loss of $4.2 million, or $.24 per share, a year ago. The results for the quarter include a $3.1 million end of life component inventory sale to one of our major customers. The inventory sale was recorded as revenue but did not generate any gross profit since the inventory was sold at cost.

     “I’m very pleased with the results for the quarter as the team continues to focus on our customers and profitable growth,” stated Scott Grout, CEO. “We continue to see strengthening in a number of our key markets, particularly the service provider market, which enabled us to deliver another quarter of sequential and year over year revenue growth. Pre-tax earnings are also up nicely, both sequentially and year over year. We also continued to improve our balance sheet as we generated $9 million in cash and reduced cash cycle time to 49 days versus 63 days in the prior quarter.”

     We achieved twelve new design wins in the quarter. RadiSys characterizes a design win as a project estimated to produce more than $500 thousand in revenue per year, when in production. Two of the wins are larger, each of which is estimated to produce more than $2 million in revenue per year once in full production. Of the twelve wins, seven were in Commercial Systems, four were in Service Provider Systems, and one was in Enterprise Systems. Design wins ramp into production volume at varying rates; on average the ramp begins about twelve months after the win occurs. The design wins reported this quarter include emerging and existing applications in medical equipment, network security, transaction terminals, and carrier network signaling equipment.

     During the quarter, the Company incurred nonrecurring expenses of $614 thousand associated with evaluating a potential acquisition that the Company currently does not anticipate will occur. In addition, the Company reversed $180 thousand of restructuring liabilities. The reversal of restructuring liabilities was primarily attributable to a reduction in future obligations associated with vacated leased facilities. The Company expects to see a similar reversal in restructuring liabilities for the second quarter.

     The Company also incurred $177 thousand of expense for stock compensation associated with accounting for shares to be issued under the employee stock purchase plan. Accounting rules require that the Company record stock compensation expense if the plan does not include enough authorized shares at the inception of a given offering to complete all of the purchases associated with that offering. Due to the decrease in the Company’s stock price during 2002 and early 2003, and the subsequent recovery since then, an offering consummated in February of 2003 and expiring in August of 2004, is currently projected to fall short of completing the offering by approximately 260,000 shares. The Company did receive shareholder authorization for additional shares in 2003. The Company expects to record the remainder of the stock compensation expense in the following two quarters. The remaining expense is currently estimated to be $380 thousand in the second quarter and $200 thousand in the third quarter of 2004.

Business Outlook

     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

     Commenting on the outlook, Scott Grout, CEO, said, “We currently expect to see second quarter revenue of $59 to $61 million, compared to first quarter revenue of $61.1 million, which included $3.1 million of incremental revenue from an end of life component inventory sale to one of our major customers. Diluted earnings per share are expected to be flat or slightly higher than last quarter’s results of $.15 per diluted share, again using a 25% tax rate assumption. We have several products that are running at volumes above our planned levels for the first half of the year. Because of this positive trend we are accelerating the movement of these products to a new, low-cost China-based EMS partner. While we are moving these higher volume products to our new Asian partner, we expect our gross margin rate to temporarily decline by about one and a half percentage points. However, we currently expect our gross margin rate to return to more normal levels, specifically 32 to 33 percent, in the following quarter or two as we realize the savings associated with the accelerated outsourcing to Asia.”

     In closing, Mr. Grout stated “We are very pleased with the Company’s performance in the first quarter and I continue to be optimistic about our growth prospects going forward as we continue to partner with our customers to deliver them better products, faster time to market and lower total cost.”

     RadiSys will provide more details about the reported results and current outlook during a conference call scheduled for 5 PM Eastern Time today. The public is invited to participate in the conference call by either calling 1-800-362-0571, password is RadiSys, or listening via live audio webcast on the RadiSys web-site at www.radisys.com. Replays of the call will be available through June 9, 2004 at 1-888-566-0186 or via audio webcast at www.radisys.com.

     RadiSys is the leading provider of advanced embedded solutions for the commercial, enterprise, and service provider systems markets. Through intimate customer collaboration, and combining innovative technologies and industry leading architecture, RadiSys helps OEMs bring better products to market faster and more economically. RadiSys products include embedded boards, platforms and systems, which are used in today’s complex computing, processing and network intensive applications.

     For more information, contact RadiSys at info@radisys.com or http://www.radisys.com or call 800-950-0044 or 503-615-1100. For press information only: Lyn Pangares, RadiSys Corporation, 503-615-1220.

     RadiSys is a registered trademark. All other products are trademarks or registered trademarks of their respective companies

# # #

This press release contains forward-looking statements, including the statements concerning estimated revenue from design wins, and the typical production volume ramp of design wins. Investors are cautioned that not all design wins actually ramp into production, and, if ramped into production, the volumes derived from such design wins may not be as significant as the Company had originally estimated. The determination of a design win is somewhat subjective and is based on information available to the Company at the time of the determination. The Company assumes no responsibility to update investors on the status of announced design wins. Statements about the Company’s guidance for the second quarter, particularly with respect to anticipated revenues and earnings in the second quarter, and gross profit margins, also constitute forward-looking statements. Actual results could differ materially from those projected in these forward-looking statements as a result of a number of risk factors, including the cyclical nature of our customers’ businesses; the Company’s dependence on a few customers; schedule delays or cancellations in design wins; the Company’s dependence on a few suppliers; intense competition; execution of the development or production ramp for design wins; political, economic and regulatory risks associated with international operations, including interest rate and currency exchange rate fluctuations; the inability to protect RadiSys’ intellectual property or successfully defend against infringement claims by others; disruptions in the general economy and in the Company’s business, including disruptions of cash flow and the Company’s normal operations, that may result from terrorist attacks or armed conflict, particularly in the Middle East, and other risk factors listed from time to time in RadiSys’ SEC reports, including those listed under “Risk Factors” in RadiSys’ Annual Report on Form 10-K for the year ended December 31, 2003, a copy of which may be obtained by contacting the Company’s investor relations department at 503-615-7797 or at the Company’s investor relations website at http://www.radisys.com. Although forward-looking statements help provide complete information about RadiSys, investors should keep in mind that forward-looking statements are inherently less reliable than historical information.

All information in this release is as of April 22, 2004. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

RadiSys Corporation
Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,	March 31,
	2004	2003
Revenues	$61,115	$48,404
Cost of sales (a)	42,297	33,207

Gross margin	18,818	15,197
Research and development (b)	6,344	5,540
Selling, general, and administrative (c)	7,677	6,548
Intangible assets amortization	682	765
Restructuring charges	(180)	1,829

Income from operations	4,295	515
Gain on repurchase of convertible notes	—	825
Interest expense	(1,426)	(1,209)
Interest income	856	803
Other income (expense), net	78	(492)

Income from continuing operations before taxes	3,803	442
Income tax provision	955	9

Income from continuing operations	2,848	433
Discontinued operations related to Savvi:
Loss from discontinued operations	—	(4,679)

Net income (loss)	$2,848	$(4,246)

Net income per share from continuing operations - (basic)	$0.15	$0.02

Net income per share from continuing operations - (diluted)	$0.15	$0.02

Net income (loss) per share - (basic)	$0.15	$(0.24)

Net income (loss) per share - (diluted)	$0.15	$(0.24)

Weighted average shares (basic)	18,491	17,673

Weighted average shares (diluted)	19,447	17,840

(a)	Includes $47 of stock compensation expense for the three months ended March 31, 2004 and no stock compensation expense for the quarter ended March 31, 2003

(b)	Includes $74 of stock compensation expense for the three months ended March 31, 2004 and no stock compensation expense for the quarter ended March 31, 2003

(c)	Includes $56 of stock compensation expense for the three months ended March 31, 2004 and no stock compensation expense for the quarter ended March 31, 2003

RadiSys Corporation
Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2004	2003
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$168,957	$149,925
Short-term investments, net	41,629	44,456
Accounts receivable, net	36,791	32,144
Inventories, net	21,523	26,092
Other current assets	2,800	2,781
Deferred tax assets	6,898	6,898

Total current assets	278,598	262,296
Property and equipment, net	14,526	14,584
Goodwill	27,521	27,521
Intangible assets, net	5,755	6,437
Long-term investments, net	23,859	30,992
Long-term deferred tax assets	22,017	21,911
Other assets	1,959	1,821

Total assets	$374,235	$365,562

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$24,068	$21,969
Accrued wages and bonuses	4,921	4,868
Accrued interest payable	979	1,577
Accrued restructuring	2,174	2,820
Other accrued liabilities	8,399	8,738

Total current liabilities	40,541	39,972

Long-term liabilities
Convertible senior notes, net	97,047	97,015
Convertible subordinated notes, net	67,657	67,585

Total long-term liabilities	164,704	164,600

Total liabilities	205,245	204,572

Shareholders’ equity
Common stock, 100,000 shares authorized, 18,644 and 18,274 shares issued and outstanding	171,757	166,445
Accumulated other comprehensive income:
Cumulative translation adjustment	3,079	3,239
Accumulated deficit	(5,846)	(8,694)

Total shareholders’ equity	168,990	160,990

Total liabilities and shareholders’ equity	$374,235	$365,562